UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 15, 2005

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-13199	13-3956775
(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-2700
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

SL Green Realty Corp. 2005 Outperformance Plan

On December 15, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of SL Green Realty Corp. (the “Company”) approved the SL Green Realty Corp. 2005 Outperformance Plan (the “2005 Outperformance Plan” or the “Plan”), a long-term incentive compensation program.  The purpose of the 2005 Outperformance Plan is to further align the interests of the Company’s stockholders and management by encouraging the Company’s senior officers to “outperform” and to create stockholder value in excess of industry expectations in a “pay for performance” structure.

Under the 2005 Outperformance Plan, award recipients will share in a “performance pool” if the Company’s total return to stockholders for the period from December 1, 2005 through November 30, 2008 exceeds a cumulative total return to stockholders of 30%. The size of the pool will be 10% of the outperformance amount in excess of the 30% benchmark, subject to a maximum dilution cap equal to the lesser of 3% of the Company’s outstanding shares as of December 1, 2005 (assuming all outstanding units in SL Green Operating Partnership, L.P. (the “Operating Partnership”) are exchanged for shares of common stock) or $50 million. In the event the potential performance pool reaches this dilution cap before November 30, 2008 and remains at that level or higher for 30 consecutive days, the performance period will end early and the pool will be formed on the last day of such 30 day period.

Each officer’s award under the 2005 Outperformance Plan will be designated as a specified percentage of the aggregate performance pool. Assuming the 30% benchmark is achieved, the pool will be allocated among the Company’s senior officers in accordance with the percentage specified in each officer’s participation agreement. Individual awards will be made in the form of partnership units, or LTIP Units, that are exchangeable for shares of our common stock or cash, at our election. LTIP Units will be granted prior to the determination of the performance pool; however, they will only vest upon satisfaction of performance and other thresholds, and will not be entitled to distributions until after the performance pool is established. Distributions on LTIP Units will equal the dividends paid on the Company’s common stock on a per unit basis. The 2005 Outperformance Plan provides that if the pool is established, each officer will also be entitled to the distributions that would have been paid had the LTIP Units been issued at the beginning of the performance period. Those distributions will be paid in the form of additional LTIP Units. Thereafter, distributions will commence with respect to any LTIP Units that are a part of the performance pool.

Although the amount of the awards will be determined when the performance pool is established, not all of the awards vest at that time. Instead, one-third of the awards vest on November 30, 2008 and each of the first two anniversaries thereafter based on continued employment.

In the event of a change in control of the Company prior to December 1, 2006, the performance period will be shortened to end on a date immediately prior to such event and the cumulative stockholder return benchmark will be adjusted on a pro rata basis. In the event of a change in control of the Company on or after December 1, 2006 but before November 30, 2008, the performance pool will be calculated assuming the performance period ended on November 30, 2008 and the total return continued at the same annualized rate from the date of the change of control to November 30, 2008 as was achieved from December 1, 2005 to the date of the change of control; provided that the performance pool may not exceed 200% of what it would have been if it was calculated using the total return from December 1, 2005 to the date of the change in control and a pro rated benchmark.  In either case, the performance pool will be formed as described above if the adjusted benchmark target is achieved and fully vested awards will be issued.  If a change in control occurs after the performance period has ended, all unvested awards issued under the 2005 Outperformance Plan will fully vest upon the change in control.

All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Company’s Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SL GREEN REALTY CORP.

Date: December 21, 2005	By:	/s/ Gregory F. Hughes
Name: Gregory F. Hughes
Title: Chief Financial Officer